Exhibit 99.1

Date: January 17, 2013

FOR IMMEDIATE RELEASE –

Contact:

Investors		Media
Todd Beekman	Mark Muth	Maureen Brown
Todd.Beekman@Huntington.com	Mark.Muth@Huntington.com	Maureen.Brown@Huntington.com
(614) 480-3878	(614) 480-4720	(614) 480-5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS RECORD NET INCOME OF $641.0 MILLION, OR $0.71 PER COMMON

SHARE, FOR 2012, UP 18% FROM THE PRIOR YEAR

DECLARES QUARTERLY DIVIDEND ON COMMON STOCK OF $0.04 PER SHARE

Other specific highlights compared with 2011:

•	1.15% return on average assets, up from 1.01%

•	$0.60, or 12%, increase in tangible book value per common share to $5.78

•	23.3 million shares, or 2.7% of average outstandings, repurchased at an average price of $6.36 per share

•	$0.16 dividend paid per common share, a 2.5% dividend yield as of December 31, 2012

•	$204.1 million, or 8%, increase in fully-taxable equivalent revenue

•	$86.8 million, or 5%, increase in net interest income, reflecting:

•	3.41% fully-taxable equivalent net interest margin, up 3 basis points

•	3% growth in average total loans

•	8% growth in average core deposits

•	$117.2 million, or 12%, increase in noninterest income

•	$107.4 million, or 6%, increase in noninterest expense

•	Delivered positive operating leverage and a modest improvement in efficiency ratio

•	25% decline in nonaccrual loans to 1.00% of total loans and leases, down from 1.39%

2012 Fourth Quarter specific highlights compared with 2012 Third Quarter:

•	Net income and earnings per share essentially unchanged at $167.3 million and $0.19, respectively

•	1.19% return on average assets, unchanged from the prior quarter

•	$40.6 million, or 6%, increase in fully-taxable equivalent revenue, reflecting:

•	3.45% fully-taxable equivalent net interest margin, up 7 basis points

•	3% annualized growth in average total loans

•	$17.1 million increase in mortgage banking income

•	$14.1 million increase in gain on sale of loans

•	$12.3 million, or 3%, increase in noninterest expense

•	13.2 million shares repurchased at an average price of $6.33 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2012 full-year net income of $641.0 million, an increase of $98.4 million, or 18%, from the prior year. 2012 fourth quarter net income of $167.3 million was essentially unchanged from the prior quarter. Earnings per common share for the year and current quarter were $0.71 and $0.19, respectively, up $0.12 and unchanged from the prior periods.

Huntington today also announced that the Board of Directors declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable April 1, 2013, to shareholders of record on March 18, 2013.

Summary Performance Discussion

“We are pleased with the year’s financial results, which reflect steady growth in a number of key areas including loans, deposits, and customer relationships as well as improved profitability. This growth has occurred in a challenging economic and regulatory environment. It demonstrates the continued benefits from successfully executing our long-term strategic plan, including the investments we have made during the previous three years. Those investments added over $50 million of pre-tax income during 2012 and we expect that benefit to grow as those investments continue to mature,” said Stephen D. Steinour, chairman, president and chief executive officer. “While some businesses are hesitant to invest in light of the current uncertainty in the economy, we believe our differentiated approach to banking, coupled with investing in our franchise through enhanced products and services, will drive growth and improvement of our long-term profitability.”

Net income for the full year was $641.0 million, up $98.4 million, or 18%, from the prior year. The primary drivers of the increase were a $117.2 million, or 12%, increase in noninterest income and an $81.4 million, or 5%, increase in net interest income, partially offset by a $107.4 million, or 6%, increase in noninterest expense.

Net income in the 2012 fourth quarter was essentially unchanged from the prior quarter as a $40.6 million, or 6%, increase in revenue was offset by a $12.3 million, or 3%, increase in noninterest expense and $26.1 million, or 92%, increase in the provision for income taxes.

Net interest income increased $86.8 million, or 5%, from the prior year. This reflected a $2.1 billion, or 4%, increase in average earning assets and a 3 basis point increase in the net interest margin (NIM) to 3.41%. The increase in the NIM reflected the positive impact of a 29 basis point decline in total deposit costs that were partially offset by a 24 basis point decline in the yield on earnings assets and a 2 basis point decrease related to non-deposit funding and other items. Average noninterest bearing deposits increased $3.5 billion, or 41%, and represented 27% of total deposits.

The $2.1 billion, or 4%, increase in average earning assets was driven by the $1.9 billion, or 10%, increase in average total commercial loans and $0.8 billion, or 277%, increase in average loans held for sale. Those were partially offset by a $0.6 billion, or 3%, decrease in average consumer loans including a $1.4 billion, or 23%, decrease in automobile loans, reflecting $2.5 billion of automobile loans sold throughout the year.

For the year, average total core deposits increased $3.1 billion, or 8%, reflecting a $3.8 billion, or 27%, increase in total demand deposits and a $0.6 billion, or 4%, increase in money market deposits. These were partially offset by the $1.5 billion, or 19%, decrease in core certificates of deposit. Through our strategic focus on growing consumer households and commercial relationships by earning their primary checking (demand deposit) accounts, we continue to improve our overall funding mix. As previously disclosed, there are deposits from several large relationships that are considered nonpermanent in nature. In the 2012 fourth quarter, these deposits were reduced by approximately $0.4 billion and less than $1 billion remains.

In the 2012 fourth quarter, net interest income increased $4.0 million, or less than 1%, reflecting a 7 basis point increase in NIM, primarily offset by a $0.6 billion decrease in average earnings assets. The average earning asset decline primarily reflected the $1.0 billion reduction in loans held for sale, which was partially offset by $0.4 billion of automobile loan growth. While average commercial and industrial (C&I) loans did grow by slightly less than $0.2 billion, growth continued to be moderated by the current economic pause and the continued decline of C&I line utilization rates, which decreased another 1.4% over the quarter and down over 3% from the year-ago quarter. Of the 7 basis point increase in NIM, 5 basis points were temporary benefits with the vast majority related to an increase in the purchase accounting accretion on the Fidelity Bank acquired loan portfolio.

Noninterest income increased $117.2 million, or 12%, from the prior year. This included a $107.7 million, or 129%, increase in mortgage banking income, a $26.2 million, or 82%, increase in gain on sale of loans, an $18.7 million, or 8%, increase in service charges on deposit accounts, and an $11.6 million, or 32%, increase in capital market fees. These positive impacts were partially offset by a $29.4 million, or 26%, decrease in electronic banking income, which was negatively impacted by over $55 million from the Durbin amendment, and a $16.0 million, or 11%, decrease in other income reflecting a $16.5 million, or 62%, decrease in automobile operating lease income.

In the 2012 fourth quarter, noninterest income increased $36.6 million, or 14%, from the prior quarter, reflecting a $17.1 million, or 38%, increase in mortgage banking income, which included a $10.0 million net MSR hedging related benefit, a $14.1 million increase in gain on sale of loans related to the October automobile loan securitization, and a $7.0 million increase in other income primarily due to an increase in loan and lease related fees. These benefits were partially offset by a $3.3 million reduction in securities gains.

“This year’s results clearly showed the continued benefit of our investments and our differentiated strategy,” added Steinour. “These investments, coupled with adding over 133,000 consumer households, a 12% increase, and 12,700 commercial relationships, a 9% increase, has allowed Huntington to grow revenue and pretax income by more than $200 million and $117 million, respectively.”

Noninterest expense increased $107.4 million, or 6%, from the prior year. This included a $95.7 million, or 11%, increase in personnel costs primarily reflecting an increase in the number of full-time equivalent employees as well as higher incentive based compensation and a $10.4 million, or 11%, increase in equipment primarily reflecting the implementation of strategic initiatives including opening 37, or 6%, net new branches. These increases were offset partially by a $9.3 million, or 12%, decrease in deposit and other insurance expense.

The full year 2012 included $14 million of noninterest expense related to the Fidelity acquisition, which closed on March 30, 2012.

In the 2012 fourth quarter, noninterest expense increased $12.3 million, or 3%, from the prior quarter reflecting a $6.2 million increase in personnel, which included an increase in the number of full-time equivalent employees as well as higher incentive-based compensation, and a $5.0 million increase in professional services including temporary regulatory related expenses.

The provision for credit losses decreased $26.7 million, or 15%, from the prior year. This reflected a $94.6 million, or 22%, decrease in net charge-offs (NCOs) to $342.5 million, or 0.85% of average total loans and leases, from $437.1 million, or 1.12% of average total loans and leases, in the prior year. Of this year’s NCOs, $34.6 million related to regulatory guidance requiring consumer loans discharged under Chapter 7 bankruptcy to be charged down to collateral value. Approximately 90% continue to make payments as scheduled. Criticized commercial loans declined by $537 million, or 25%, resulting in lower reserves.

Reflecting the overall improvement in credit quality, the period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.99% from 2.60% in the prior year. The ACL as a percentage of period-end total nonaccrual loans (NALs) increased 12 percentage points to 199% as NALs declined by $133.5 million, or 25%, to $407.6 million, or 1.00% of total loans.

Tier 1 common risk-based capital ratio at December 31, 2012, was 10.47%, up from 10.00% at December 31, 2011, and our tangible common equity ratio increased to 8.76% from 8.30% over this same period. The regulatory Tier 1 risk-based capital ratio at December 31, 2012, was 12.01%, down from 12.11%, at December 31, 2011. This decline reflected capital actions taken throughout the year, which are discussed below.

Over the year and consistent with planned capital actions, we redeemed $230 million of trust preferred securities (TruPS) and repurchased 23.3 million common shares at an average price of $6.36 per share. These actions included the redemption of $36 million of TruPS and the repurchase of 13.2 million common shares in the fourth quarter. Commenting on capital, Steinour said, “Reinvesting excess capital to grow the business organically remains our first priority. Importantly, through dividends and share repurchases, we have the flexibility, subject to market conditions and regulatory approval, to return a meaningful amount of our earnings to the owners of the company. We continue to evaluate other capital actions. As we have shown over the last several years, we will maintain a high level of discipline when considering M&A.”

2013 Expectations

“We expect to continue seeing the strong growth of the Midwest economy relative to the broader United States. However, business sentiment continues to be negatively influenced by the uncertainty in Washington and its direct impact on the U.S. economy. We remain optimistic that when solutions are in place, the strength of the Midwest and the soundness of our strategy will continue to drive growth,” said Steinour.

Net interest income is expected to modestly grow over the course of 2013, after experiencing its usual first quarter seasonal decline, as we anticipate an increase in total loans, excluding the impact of any future loan securitizations. However, those benefits to net interest income are expected to be mostly offset by downward NIM pressure. NIM is not expected to fall below the mid 3.30%’s due to continued deposit repricing and mix shift opportunities while maintaining a disciplined approach to loan pricing.

The C&I portfolio is expected to continue to see growth in 2013, although we expect growth will be more heavily weighted to the back half of the year when we expect economic uncertainty driven by Washington to be resolved. Our C&I sales pipeline remains robust with much of this reflecting the positive impact from our strategic initiatives, focused OCR sales process, and continued support of middle market and small business lending in the Midwest. While on-balance sheet exposure is expected to increase, we will continue to evaluate the use of automobile loan securitizations due to our expectation of continued strong levels of originations and anticipate two securitizations in 2013. Residential mortgages and home equity loan balances are expected to increase modestly. CRE loans likely will experience declines from current levels but are expected to remain in the $5.0 to $5.5 billion range.

Excluding potential future automobile loan securitizations, we anticipate the increase in total loans will modestly outpace growth in total deposits. This reflects our continued focus on the overall cost of funds, the continued shift towards low- and no-cost demand deposits and money market deposit accounts, and the previously discussed reduction in balances from several larger relationships.

Noninterest income over the course of the year, excluding the impact of any automobile loan sales, any net MSR impact, and typical first quarter seasonality, is expected to be relatively stable at current levels. The anticipated slowdown in mortgage banking activity is expected to be offset by continued growth in new customers, increased contribution from higher cross-sell, and the continued maturation of our previous strategic investments.

Noninterest expense continued to run at levels above our long-term expectations relative to revenue. In response to changes in our economic outlook, we have moderated the pace and size of our planned investments in order to drive positive operating leverage in 2013.

Credit quality is expected to experience improvement, and NCOs should approach normalized levels by the end of 2013. The level of provision for credit losses in 2012 was at the low end of our long-term expectation, and we expect some quarterly volatility within each of the loan categories given the absolute low level of the provision for credit losses and the uncertain and uneven nature of the economic recovery.

We anticipate an effective tax rate for 2013 to approximate 35% of income before income taxes less approximately $75 to $90 million of permanent differences primarily related to tax-exempt income, tax advantaged investments, and general business credits.

Please see the 2012 Fourth Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/news/index.htm

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, January 17, 2013, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID 80675132. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2013 at (855) 859-2056; Conference ID 80675132.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 as well as the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2012 Fourth Quarter Performance Discussion and Quarterly Financial Review supplements to this document, the fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent revenue, interest income, and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors. Within this document, revenue, interest income, and net interest margin data is presented as fully-taxable equivalent unless otherwise noted.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

###